Pricing Supplement dated December 20, 2000                 Rule 424(b)(3)
(To Prospectus dated June 7, 2000 and                      File Nos.  333-42049
Prospectus Supplement dated August 31, 2000)                          333-37922



                       COLONIAL REALTY LIMITED PARTNERSHIP
                         Medium-Term Notes - Fixed Rate

                              CUSIP No. 195896 AM 7

--------------------------------------------------------------------------------
Aggregate Principal Amount:  $10,000,000         Interest Rate:  8.05%

Agents Discount or Commission:  .625%            Stated Maturity Date: 12/27/10

Net Proceeds to Issuer $9,937,500                Original Issue Date: 12/26/00

--------------------------------------------------------------------------------

Interest Payment Dates: June 27 and December 27, commencing on June 27, 2001

Redemption:

|X| The Notes cannot be redeemed prior to the Stated Maturity Date. |_| The Notes may be redeemed prior to the Stated Maturity Date.

     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction: ______% until Redemption Percentage is 100% of the principal amount

Optional Repayment:
|X|  The Notes cannot be repaid prior to the Stated Maturity Date
|_| The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.

     Option Repayment Dates:
     Repayment Price:  _____%

Currency:
     Specified Currency: U.S. Dollars
         (If other than U.S. dollars, see attached)
     Minimum Denominations: $1,000
         (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  |_|  Yes    |X|  No

     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:     |X|  Book-Entry  |_|  Certificated

Principal Amount offered to or through each agent,

$10,000,000       Bear Stearns & Co. Inc., acting as |_| agent |X| principal
 ----------

If as principal:
     |_| The Notes are being offered at varying prices related to prevailing market prices at the time of resale
     |X| The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:
     The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Other Provisions: